                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is effective as of March 8, 1996, between DIGITAL LIGHTWAVE, INC., a Delaware corporation ("Company"), and DOUG C. DOHRING ("Employee").

                                    RECITALS

     The Company desires to employ Employee and Employee desires to accept such employment in an executive capacity as President, in accordance with the terms and conditions set forth below.

                                   AGREEMENTS

     In consideration of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is acknowledged by the parties, the Company and Employee agree as follows:

          1. TERM OF EMPLOYMENT: The Company employs Employee and Employee accepts employment with the Company for a period of one year beginning on the effective date of this Agreement as set forth above ("Initial Employment Term"). This Agreement shall be renewed automatically for an additional one-year period on the first anniversary date and on each subsequent one-year anniversary date unless the Company's Board of Directors notifies Employee in writing or Employee notifies the Company's Board of Directors in writing that such renewal shall not take place. Said notice shall be given not less than thirty (30) days prior to any such anniversary date.

          In the event of any extension of this Agreement for one or more consecutive one (1) year terms, the terms of this Agreement shall be deemed to continue in effect for the term of such extension ("Extended Employment Term"). The Initial Employment Term and the Extended Employment Term will be collectively referred to as the "Employment Term," unless otherwise specified by the Company's Board of Directors. Any Extended Employment Term must be in writing, signed by the Chief Executive Officer of the Company.

          2. DUTIES OF EMPLOYEE: Employee shall serve as the President of the Company throughout the Employment Term. In his capacity as President, Employee shall perform such duties as may be delegated to him from time-to-time by the Chief Executive Officer. Such duties may include, but shall not be limited to, overseeing the sales, marketing and production functions of the Company.

          3. EXCLUSIVE SERVICES: Employee's services shall be exclusive to the Company, and Employee shall devote such portion of his productive time and attention to the business of the Company as shall be reasonably necessary to carry out his duties during the Employment Term. Employee shall not engage in any other businesses, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, unless such activity is fully disclosed to the Company and approved by the Company's Board of Directors. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if such activities do not materially interfere with the services required under this Agreement. Notwithstanding Employee's agreement to deliver exclusive services to the Company, as set forth in this Section 3, the parties further agree that while employed by Company, Employee may remain as Chairman of the Board of Directors of The Dohring Company, and perform all necessary duties in connection with or incidental to such position; provided however, that such duties shall not in any respect materially interfere with Employee's duties and obligations as President of the Company pursuant to this Agreement.

          4.   NON-COMPETITION:

To induce the Company to enter into this Agreement, Employee agrees that:

               A. DEFINED TERMS: The principal business of the Company is the design, manufacturing and sale of test instrumentation for optical transmission equipment used in telecommunications (the "Business"). The region serviced by the Company is a geographic area which currently includes the United States of America (the "Region"). Employee's employment with the Company will bring Employee into close contact with the members and other customers of the Company and with the trade secrets and other confidential affairs of the Company. Employee has not previously been employed in the telecommunications industry and will derive substantial information concerning the telecommunication industry, key customers, technology and opprtunities for related businesses as a result of his employment by the Company and at the expense of the Company. The Company has a significant interest in protecting its proprietary interest in, and the good will associated with, the foregoing. As used in this
     Section 4, the term "Restricted Period" means the period of three years following termination of Employee's employment with the Company (whether for cause, upon expiration of the employment period or otherwise).

               B. PERIOD OF EMPLOYMENT: During the term of Employee's employment hereunder, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in or acquire, hold, or retain any interest in any business which is competitive with the Business of the Company in any location, or its shareholders or any business selling to or doing business with the Company, unless such participation or interest is fully disclosed to the Company and approved by a majority of the Company's Board of Directors. The foregoing notwithstanding, Employee may acquire, hold or retain equity ownership of any publicly held company, provided that such equity ownership does not exceed five percent (5%) of the issued and outstanding shares of the voting stock of such company.,

               C. RESTRICTED PERIOD: During the Restricted Period, unless the Company and Employee shall otherwise agree in writing, Employee shall not,
     (i) compete directly
     with the Company in the Region; (ii) enter into the employ of, or render any services to, as an independent contractor or otherwise, any person or entity engaged in the Business (or any aspect thereof) in competition with the Company in the Region; (iii) become interested, as an individual, partner, co-venturer, shareholder, officer, director, employee, principal, agent, trustee or in any other relationship or capacity, in any person or entity engaged in the Business (or any aspect thereof) in competition with the Company in the Region; or (iv) on his own behalf or on behalf of or as an employee or agent of any other person or business, contact or approach any person or business wherever located, with a view to selling or assisting others to sell products or services substantially competing with the Business. The Company and Employee shall meet periodically to review the kinds of businesses each deems to be in competition with the Company in the Region. They shall seek to reach agreement as to such kinds of businesses solely for the purposes of this Agreement. Any such agreement shall not be indicative of what business or businesses may be in competition with the Company for any other purpose. In the event such periodic reviews do not occur, competing kinds of businesses shall be those contemplated by the term "Business" in Subsection 4.A.

               D. ENFORCEABILITY: If any portion of Section 4 is held to be illegal, unenforceable, void, or voidable, the remainder shall remain in full force and effect, and Section 4 shall be deemed altered and amended to the minimum extent necessary to bring it within the legal requirements of enforceability.

          5. UNIQUE SERVICES: Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. Employee, therefore, expressly agrees that the Company, in addition to any rights or remedies that the Company might possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

          6. INDEMNIFICATION: The Company shall defend Employee against all claims made against Employee, and it shall indemnify Employee for all losses sustained by Employee, in direct consequence of the discharge of Employee's duties on the Company's behalf, including any claim brought against, or any loss sustained by, Employee in his role as an officer or employee of the Company based on a claim that any of the Company's products or services infringe a third party patent, copyright or trade secret; provided, that Employee promptly notifies the Company in writing of any such claim, gives the Company full authority for the conduct of such defense and participates in and aids the Company's counsel by giving whatever time, information, expertise and assistance is reasonably requested for such defense. Employee agrees to indemnify and hold the Company and its shareholders harmless, individually and collectively, from and against any liabilities, claims, costs, or expenses (including shareholders) as a result of actions by Employee in excess of his authority as set forth herein.

          7. CONFIDENTIAL INFORMATION: Employee acknowledges that in his employment hereunder, and during prior period of employment with the Company, he has occupied and will continue to occupy a position of trust and confidence. During the period of Employee's employment hereunder and the Restricted Period thereafter, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, and its respective clients and customers that is not disclosed by the Company that was learned by Employee in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists, pricing policies, suppliers, market strategies, product development concepts and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Employee during the term of his employment by the Company.

          8.   COMPENSATION:

               A. SALARY: The Company shall pay Employee an annual base salary of $ 200,000.00 ("Salary"), payable in equal biweekly or bi-monthly installments in accordance with the normal payroll procedures of the Company or at such other time or times as Employee and the Company shall agree. Except as otherwise provided herein, the Company's obligation to pay Employee's Salary under this Agreement shall cease as of the date of termination of Employee's employment.

               B. INCENTIVE COMPENSATION: Employee shall be eligible to an incentive bonus of up to $ 25,000.00 ("Bonus") during the first year after the effective date of this Agreement. Thereafter, Employee's eligibility for incentive compensation and the amount thereof shall be as determined by the Compensation Committee of the Board of Directors of the Company.

               C. STOCK OPTIONS: Employee shall be eligible to participate in the Company's 1996 Stock Option Plan on the terms and conditions as set forth in the Grant Agreement entered into by Employee and the Company on the same date as this Agreement.

          9. TAX WITHHOLDING: The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

          10.  EMPLOYEE BENEFITS:

               A. VACATION TIME AND SICK LEAVE: Employee shall be entitled to ten (10) days of vacation and five (5) days of sick leave without loss of compensation each year during the Employment Term. For the purposes of this paragraph, a year shall begin on the effective date of this Agreement as set forth above. In the event that Employee takes vacation time or sick leave in excess of the minimum numbers set forth in this paragraph, the Board of Directors shall determine whether or not Employee shall receive compensation for such excess days. Unless otherwise established by the Company's Board of Directors, in the event that Employee does not for any reason take the total amount of vacation time authorized during any year, he shall be deemed to have waived any entitlement to vacation time for that year. Sick days may not be accumulated.

               B. ADDITIONAL BENEFITS: Employee shall be entitled to all employment benefits made available to other employees of the Company and its affiliates, commensurate with Employee's position and title with the Company and the Employee's work location. Such benefits shall include, but are not limited to, such health insurance, disability insurance, life insurance, pension, and retirement plans as are adopted from time to time by the Company.

          11.  TERMINATION OF THE AGREEMENT:

               A. TERMINATION FOR CAUSE: The Company may terminate Employee's employment under this Agreement for "Cause," at any time, but only in the event of (a) Employee's conviction of a felony (provided, however, that following indictment for a felony, and prior to conviction, the Company may, without limiting or modifying in any other way its obligations under this Agreement, suspend Employee from the performance of his duties hereunder), or (b) a determination by the Company's Chief Executive Officer or Board of Directors, acting reasonably and in good faith, that Employee has (1) neglected his material duties or performed his material duties in an incompetent manner, (2) committed fraudulent or dishonest actions, or
     (3) deliberately injured or attempted to injure the Company; provided, however, that Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Company, finding that, in the good faith opinion of such board, he was guilty of or had engaged in conduct constituting Cause as set forth herein and specifying the particulars thereof in detail, or a notice of such from the Company's Chief Executive Officer

               B. EFFECT OF TERMINATION FOR CAUSE: In the event of termination of Employee for cause as set forth in Subsection 11.A, or a voluntary termination by Employee in breach of this Agreement without the consent of the Company, Employee shall have no right to any bonuses, salaries, benefits or entitlements other than those required by law or specifically provided under the terms of the applicable plan document. Payment of any further bonuses or other salaries claimed by Employee will be in the sole and absolute discretion of the Company, and Employee shall have no entitlement thereto.

               C. DISABILITY AND DEATH: If, during the Employment Term, Employee should die or suffer any physical or mental illness that renders him incapable of fulfilling his obligations under this Agreement, and such incapacity exists or may reasonably be expected to exist for more than ninety (90) calendar days in the aggregate, the Company may, upon five (5) calendar days written notice to Employee, terminate this Agreement. The determination of the Company that Employee is incapable of fulfilling his obligations under this Agreement shall be final and binding. In the event of termination under this Subsection 11.C, Employee, or his estate, shall be entitled to an amount equal to one (1) months' Salary and any other accrued compensation, plus such additional benefits, if any, as may be approved by the Company's Board of Directors or Chief Executive Officer. Employee, or his estate, shall, upon termination under the terms of this Subsection 11.C, be further entitled to additional compensation, to be calculated on a pro rata basis according to the number of accrued vacation days, if any, not taken by Employee during the year defined for the purposes of vacation, in which Employee was terminated.

               D. VOLUNTARY TERMINATION BY EMPLOYEE AT THE END OF THE EMPLOYMENT TERM: In the event of voluntary termination by Employee at the end of the Initial Employment Term, or any Extended Employment Term, Employee shall be entitled only to those amounts that have accrued to the date of termination or are expressly payable under the terms of the Company's applicable benefit plans or are required by applicable law. The Company may, in its sole and absolute discretion, confer such other benefits or payments as it determines, but Employee shall have no entitlement thereto.

               E.   TERMINATION BY EMPLOYER AT THE END OF THE EMPLOYMENT TERM:
     In the event that Employee's employment is terminated by the Company at the end of the Initial Employment Term or any Extended Employment Term as a result of the Company's notice specified in Section 1 above, Employee shall be treated as in Subsection 11.D, but in addition shall be entitled to the following severance benefits, depending on the Employee's length of service with the Company:

          Length of Service                  Severance Benefit
          -----------------                  -----------------

          0 -24 months                       2 months' Salary

          24 or more months                  4 months' Salary

     In addition to the severance benefit, such Employee shall be entitled to Company-provided health benefits (under the same terms as active employees) for the period of the severance benefit. The severance benefit may, at the option of the Company, be provided in a lump sum at the time of termination of employment or periodically over the severance benefit period.

               F. TERMINATION BY EMPLOYER DURING THE EMPLOYMENT TERM: In the event of termination by the Employer other than at the end of the Initial Employment Term or Extended Employment Term, other than for cause under Subsection 11.A, in addition to the benefits payable to Employee under Subsection 11.E, above, Employee shall be entitled to one (1) month's additional severance benefit (i.e. one month's Salary plus health benefits) and a pro-rata portion of the stock options which would otherwise vest at the next anniversary date of this Agreement in accordance with the terms of any existing Grant Agreements between Employee and the Corporation.

               G. TERMINATION FOLLOWING MERGER OR ACQUISITION: If the Company merges or consolidates with another company, if substantially all of the assets of the Company are sold, or if a majority of the outstanding stock of the Company is acquired by another company, the Company shall assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity, provided that such entity shall assume in writing all of the obligations of the Company. If Employee's employment is subsequently terminated by the Company or surviving entity other than for cause as described in Subsection 11.B, Employee shall be entitled to severance benefits as described below based on length of service with the
     Company:

          Length of Service                       Severance Benefits
          -----------------                       ------------------

          0-12 months                             6 months' Salary plus health
                                                  benefits

          12 months or more                       12 months' Salary plus health
                                                  benefits

In addition to the foregoing, any outstanding stock options (including substituted stock options of the acquiring or surviving company in such merger or acquisition) which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination. For purposes of this Subsection 11.G, Employee shall be entitled to treat a material demotion in title or function or a physical relocation of worksite of more than 35 miles as a termination under this Subsection 11.G, but only if Employee expressly so notifies the Company and terminates his employment hereunder within thirty (30) days of such demotion or relocation. If Employee is offered a substantially similar position with the surviving entity and no physical relocation (beyond a 35-mile radius from Employee's regular worksite) is required by such position, Employee's refusal to accept such position shall not be treated as subject to this Subsection 11.G, but rather shall be treated as a voluntary termination by Employee under Subsections 11.B or 11.D, as applicable.

               H. SUPPLEMENTAL BENEFIT: In addition to the severance benefit Employee is entitled to receive under Subsection 11.E or 11.F above, Employee is also entitled to receive a supplemental benefit in exchange for providing the Company with a valid waiver and release agreement, in a form acceptable to the Company. The terms of such waiver and release agreement, the timing of delivery thereof by Employee, its revocability and other aspects thereof shall be determined by the Company in its sole discretion. The supplemental benefit shall be determined based on Employee's length of service with the Company, as follows:

          Length of Service                  Supplemental Benefit
          -----------------                  --------------------

          0 - 6 months                       1 months' Salary

          6 - 24 months                      3 months' Salary

          Over 24 months                     7 months' Salary

The supplemental benefit shall be payable as a lump-sum amount upon termination, or spread over the period of months of benefit payable, as the Company shall determine.

               I. NONCOMPETITION; CONFIDENTIALITY: Nothing in this Section 11 shall affect the rights of the parties under Sections 4 and 7 above.


          12.  ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS:

               A. DEFINITION OF "INVENTIONS": As used herein, the term "Inventions" shall mean all inventions, discoveries, improvements, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, processes, and other information, including works-in-progress, whether or not subject to patent, trademark, copyright, trade secret, or mast work protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, during the period of employment with the Company and for one year following the termination of Employee's employment with the Company which (1) relate to the actual or anticipated business, activities, research, or investigations of the Company, or (2) result from or is suggested by work performed by Employee for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (3) which result, to any extent, from use of the Company's premises or property.

               B. WORK FOR HIRE: Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered "works made for hire" within the meaning the Copyright Act of 1976, as amended (the "Act"), and that the Company is to be "author" within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of DROIT MORALE or similar rights.

               C. ASSIGNMENT: Employee acknowledges and agrees that all Inventions constitute trade secrets of the Company or the member of the Company, as applicable, and shall be the sole property of the Company, as applicable or any other entity designated by the Company. In the event that title to any or all of the Inventions or any part or element thereof, may not, by operation of law, vest in the Company, as applicable, or such Inventions may be found as a matter of law not to be "works made for hire" within the meaning of the Act, Employee hereby conveys and irrevocably assigns to the Company, as applicable, without further consideration, all his right, title and interest, throughout the universe and in perpetuity, in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in Employee's possession or under his control, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention and all rights to register and renew same.

               D.   PROPRIETARY NOTICES; NO FILINGS; WAIVER OF MORAL RIGHTS:
     Employee acknowledges that all Inventions shall at the sole option of the Company bear the Company's patent, copyright, trademark, trade secret, and mask work notices. Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with prior written consent of an authorized representative of the Company. Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of DROIT MORALE or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

               E. FURTHER ASSURANCES: Employee agrees to assist the Company, or any party designated by the Company, promptly on the Company's request, whether before or after the termination of employment however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:

                    a. Executing assignments, applications, and other documents and instruments in connection with (1) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (2) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company's exclusive ownership rights therein.

                    b. Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of the Company's rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office, or any other administrative body.

               Employee will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by the Company after the termination of employment. In addition, to the extent that, after the termination of employment for whatever reason, Employee's technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, the Company will compensate Employee at a reasonable rate for the time actually spent by Employee at the Company's request rendering such assistance.

               F. POWER OF ATTORNEY: Employee hereby irrevocably appoints the Company to be his Attorney-in-Fact in his name and on his behalf to execute any document and to take any action and generally to use his name for the purpose of giving to the Company the full benefit of the assignment provisions set forth above.

               G. CONSENT TO USE OF NAME: The Company reserves the right (but shall not have the obligation) to publicize Employee's name and background in connection with the marketing of the Inventions or the enforcement of the Company's rights therein. Employee is responsible for supplying to the Company his resume or curriculum vitae for such purposes. Employee agrees that the Company shall have the sole control over the type style, type size, or placement of his name on any materials, or over the final content of any biography used in said material.

               H. DISCLOSURE OF INVENTIONS: Employee will make full and prompt disclosure to the Company of all Inventions subject to assignment to the Company, and all information relating thereto in Employee's possession or under his control as to possible applications and use thereof.

               I. NO VIOLATION OF THIRD PARTY RIGHTS: Employee represents, warrants, and covenants that he:

                    a. will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

                    b. is not a party to any conflicting agreements with third parties which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

                    c. does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

                    d. agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be.

               Employee has supplied or shall promptly supply to the Company a copy of each written agreement to which Employee is subject (other than any agreement to which the Company is a party) which includes any obligation of confidentiality, assignment of Inventions, or non-competition.

               Employee agrees to indemnify and save harmless the Company from any loss, claim, damage, costs or expenses of any kind (including without limitation, reasonable attorney's fees) to which the Company may be subjected by virtue of a breach by Employee of the foregoing representations, warranties, and covenants.

               J. OBLIGATIONS UPON TERMINATION: In the event of any termination of his employment, for whatever reason, Employee will promptly
     (1) deliver to the Company all physical property, discs, documents, notes, printouts, and all copies thereof and other materials in Employee's possession or under Employee's control pertaining to the business of the Company, including, but not limited to, those embodying or relating to the Inventions and the Confidential Information (as defined in Sections 7 and 12.A herein), (2) deliver to the Company's patent department or legal department or other person designated by the Company all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (3) make full disclosure relating to any Inventions.

               If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with the Company, he agrees to discuss such issues with the Company. Where such a request does not put Confidential Information of the Company at risk, the Company will customarily grant the request.

               Upon termination of employment with the Company, Employee's obligations under this Section 12 shall survive and the Employee shall, if requested by the Company, reaffirm Employee's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and reaffirm all of the Employee's obligations set forth in this Section 12.

          13. LIFE INSURANCE: The Company may, in its sole discretion, purchase such life insurance policies as it deems necessary or appropriate, naming Employee as the insured and the Company as beneficiary. Employee hereby agrees to submit to any reasonable medical examination required for the purchase of such insurance.

          14. NOTICES: Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by certified mail, return receipt requested. Mailed notices shall be addressed to the parties as follows:

          If notice is to the Company, to:

               Digital Lightwave, Inc.
               601 Cleveland Street
               Clearwater, Florida 34615
               Attn:  Chief Executive Officer

          with copy to:

               Baker & McKenzie
               701 Brickell Avenue, Suite 1600
               Miami, Florida 33131
               Attn:  Seth P. Joseph, Esq.

          If notice is to Employee, to:

               Doug C. Dohring
               _______________
               _______________


          Either party may change its address by written notice in accordance with this Section 14. Notices delivered personally shall be deemed communicated as of the dates of actual receipt; mailed notices shall be deemed communicated as of forty-eight (48) hours after the date of mailing.

          15. ARBITRATION: Any controversy between the parties involving the construction or application of any of the terms, provisions or conditions of this Agreement or in any way connected with Employee's employment with the Company, including but not limited to, breach of this Agreement, termination or discharge, claims of age, gender, race or disability discrimination, sexual harassment or civil rights violations shall, within thirty days of the written notice to the other party, be submitted to final and binding arbitration as follows:

               A.   The arbitration shall be held in Miami, Florida.

               B. The arbitration shall be conducted by one arbitrator, who is a member of the American Arbitration Association ("AAA") and in accordance with the rules of the AAA then in effect, subject to the specific exceptions set out in Subsection 15.C, unless both parties agree otherwise. The arbitrator shall be chosen from a panel of persons with knowledge of and experience in employment and employment law issues.


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


               C. Notwithstanding any rule of the AAA to the contrary, (l) the parties shall be entitled to conduct discovery (i.e., investigation of facts through deposition and other means) which shall be governed by the Florida Rules of Civil Procedure then in effect; (2) the arbitrator shall have all power and authority relating to such discovery as are allowed under the Florida Rules of Civil Procedure; (3) the arbitrator shall apply Florida substantive law; (4) at the election and at the expense of either party, a Court Reporter may record the hearing and such recording will be the official record of the proceeding; and (5) the arbitrator shall specify the basis for, and the type of damage award, if any, entered.

               D. The arbitrator's authority to order discovery and enter judgment shall be final and binding. It may be enforced through an order of a court of competent jurisdiction. Such judgment may be reviewed by a court only on the grounds of bias, improper conduct of the arbitrator, abuse of discretion, or violation of public policy.

               Notwithstanding the foregoing agreement to arbitrate, either party may apply to any court of competent jurisdiction for temporary restraining orders, preliminary injunctions, permanent injunctions, or other extraordinary relief, to remedy any actual or threatened unauthorized disclosure of confidential information or unauthorized use, copying, marketing, or distribution of confidential information. Such application shall be made before the arbitrator is appointed and assumes his or her responsibilities. The seeking of injunctive relief shall not operate to prejudice the rights of the parties to arbitrate their disputes.

          16. ATTORNEYS' FEES AND COSTS: If either party fails to perform its respective obligations under this Agreement, and the other party is thereby required to incur attorneys' fees or other fees or costs, including but not limited to the costs of arbitration, the party so incurring such fees and costs shall be entitled to the payment of those fees and costs by the breaching party.

          17. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

          18. MODIFICATIONS: Any modification of this Agreement shall be effective only if it is in writing and signed by both parties.

          19. EFFECT OF WAIVER: The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

          20. PARTIAL INVALIDITY: If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way, unless such partial invalidity materially affects the intent of the parties.

          21. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          22. ASSIGNABILITY: The rights and duties of either party hereunder shall not be assignable by either party, except that this Agreement and all rights and obligations hereunder may be assigned by the Company to, and be assumed by, any corporation or other business entity which succeeds to all or substantially all of the assets and business of the Company through merger, consolidation, acquisition of assets, or other corporate reorganization.

          23. SURVIVAL: The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment irrespective of any investigation made by or on behalf of any party.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                   DIGITAL LIGHTWAVE, INC.


                                   By: /s/
                                       -------------------------------
                                   Name:
                                        ------------------------------
                                   Title:
                                         -----------------------------

                                   EMPLOYEE:

                                   /s/
                                   ------------------------------------
                                   Doug C. Dohring



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